Docusign Envelope ID: 137A529E-211A-46D2-A079-1BD68FD34B13
SHUTTERSTOCK, INC.
March 19, 2025

Matthew Furlong
via email delivery/DocuSign

Re: Acknowledgement

Dear Matthew:
Reference is made to your Employment Agreement with Shutterstock, Inc (the “Company”), effective as of January 13, 2025 (the “Employment Agreement”). Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Employment.

You and the Company acknowledge and agree that, the Company may satisfy its obligations under Section 2(d) of the Employment Agreement by providing you with a grant of restricted stock units, rather than performance restricted stock units, which shall be of equal value and be subject to the same terms and conditions of the PSU Award (including time-based vesting conditions and service requirements), but which shall not be subject to any performance targets.

Except as expressly modified by this letter, all terms and provisions of the Employment Agreement shall continue unchanged and in full force and effect.
Please sign and date this letter below and return the signed and dated letter to me to acknowledge your agreement to this letter.
Sincerely, Shutterstock, Inc.

Name: Title:

Joseph N. Evans
VP, Total Rewards & Workplace Experience

ACKNOWLEDGED & AGREED:
Matthew Furlong
Date: March 19, 2025